                                   EXHIBIT 10

                        PURCHASE AND ASSUMPTION AGREEMENT

                                     BETWEEN

                                 ADVANTAGE BANK

                                       AND

                       PEOPLES BANK, NATIONAL ASSOCIATION

                       PURCHASE AND ASSUMPTION AGREEMENT

                                                                                            PAGE
                                                                                            ----
ARTICLE I - THE ASSETS....................................................................    4
       Section 1.1.         Banking Centers...............................................    4

ARTICLE II - TRANSFER OF ASSETS AND LIABILITIES...........................................    4
       Section 2.1.         Transferred Assets............................................    4
       Section 2.2.         Purchase Price................................................    5
       Section 2.3.         Deposit Liabilities...........................................    7
       Section 2.4.         Loans.........................................................    9
       Section 2.5.         Employee Matters..............................................   11
       Section 2.6.         Records and Data Processing, etc..............................   13
       Section 2.7.         Security......................................................   14
       Section 2.8.         Taxes and Fees; Proration of Certain Expenses.................   14
       Section 2.9.         Title to Real Property........................................   14
       Section 2.10.        Environmental Matters.........................................   16
       Section 2.11         Safe Deposit Business.........................................   17

ARTICLE III - CLOSING AND EFFECTIVE TIME..................................................   17
       Section 3.1.         Effective Time................................................   17
       Section 3.2.         Closing.......................................................   18
       Section 3.3.         Post-Closing Adjustments......................................   20

ARTICLE IV - INDEMNIFICATION..............................................................   21
       Section 4.1.         Advantage's Indemnification of Peoples........................   21
       Section 4.2.         Peoples' Indemnification of Advantage.........................   21
       Section 4.3.         Claims for Indemnity..........................................   21
       Section 4.4.         Limitations on Indemnification................................   22

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF ADVANTAGE...................................   22
       Section 5.1.         Corporate Organization........................................   22
       Section 5.2.         No Violation..................................................   22
       Section 5.3.         Corporate Authority...........................................   23
       Section 5.4.         Enforceable Agreement.........................................   23
       Section 5.5.         No Brokers....................................................   23
       Section 5.6.         Real Property.................................................   23
       Section 5.7.         Condition of Property.........................................   24
       Section 5.8.         Employees.....................................................   24
       Section 5.9.         Loans.........................................................   24
       Section 5.10.        Environmental Matters.........................................   25
       Section 5.11.        Deposit Liabilities...........................................   26
       Section 5.12.        Books, Records, Documentation, etc............................   26
       Section 5.13.        Litigation....................................................   26
       Section 5.14.        Tax Matters...................................................   26
       Section 5.15.        Limitation and Survival of Representations and Warranties.....   27

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF PEOPLES....................................   27
       Section 6.1.         Corporate Organization........................................   27
       Section 6.2.         No Violation..................................................   27
       Section 6.3.         Corporate Authority...........................................   27
       Section 6.4.         Enforceable Agreement.........................................   27
       Section 6.5.         No Brokers....................................................   27
       Section 6.6.         Litigation....................................................   27
       Section 6.7.         Survival of Representations and Warranties....................   28

ARTICLE VII - OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME....................   28
       Section 7.1.         Full Access...................................................   28
       Section 7.2.         Delivery of Magnetic Media Records............................   28
       Section 7.3.         Application for Approval......................................   28
       Section 7.4.         Conduct of Business; Maintenance of Properties................   29
       Section 7.5.         No Solicitation by Advantage..................................   29
       Section 7.6.         Further Actions...............................................   30
       Section 7.7.         Fees and Expenses.............................................   30
       Section 7.8.         Breaches with Third Parties...................................   30
       Section 7.9.         Operations....................................................   30
       Section 7.10.        Destruction and Condemnation..................................   32
       Section 7.11.        Insurance.....................................................   32
       Section 7.12.        Public Announcements..........................................   32
       Section 7.13.        Tax Reporting.................................................   33
       Section 7.14.        Transitional Matters..........................................   33
       Section 7.15.        No Solicitation by Peoples....................................   33

ARTICLE VIII - CONDITIONS TO PEOPLES' OBLIGATIONS.........................................   33
       Section 8.1.         Representations and Warranties True...........................   33
       Section 8.2.         Obligations Performed.........................................   34
       Section 8.3.         No Adverse Litigation.........................................   34
       Section 8.4.         Regulatory Approval...........................................   34

ARTICLE IX - CONDITIONS TO ADVANTAGE'S OBLIGATIONS........................................   34
       Section 9.1.         Representations and Warranties True...........................   34
       Section 9.2.         Obligations Performed.........................................   34
       Section 9.3.         No Adverse Litigation.........................................   34
       Section 9.4.         Regulatory Approval...........................................   34

ARTICLE X - TERMINATION...................................................................   35
       Section 10.1.        Methods of Termination........................................   35
       Section 10.2.        Procedure Upon Termination....................................   35
       Section 10.3.        Payment of Expenses...........................................   36

ARTICLE XI - MISCELLANEOUS PROVISIONS.....................................................   36
       Section 11.1.        Amendment and Modification....................................   36
       Section 11.2.        Waiver or Extension...........................................   36

       Section 11.3.        Assignment....................................................   37
       Section 11.4.        Confidentiality...............................................   37
       Section 11.5.        Addresses for Notices, Etc....................................   37
       Section 11.6.        Counterparts..................................................   38
       Section 11.7.        Headings......................................................   38
       Section 11.8.        Governing Law.................................................   38
       Section 11.9.        Sole Agreement................................................   38
       Section 11.10.       Parties In Interest...........................................   38
       Section 11.11.       Calculation of Dates and Deadlines............................   38

                        PURCHASE AND ASSUMPTION AGREEMENT

      THIS PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of September 10, 2004, by and between ADVANTAGE BANK, an Ohio commercial bank having its principal offices in Cambridge, Ohio ("Advantage"), and PEOPLES BANK, NATIONAL ASSOCIATION, a national banking association having its principal offices in Marietta, Ohio ("Peoples"):

                                  WITNESSETH:

      WHEREAS, Advantage wishes to divest itself of certain assets, deposits and other liabilities; and

      WHEREAS, Peoples wishes to purchase such assets and assume such liabilities upon the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, Advantage and Peoples agree as follows:

                                    ARTICLE I
                                   THE ASSETS

      Section 1.1. Banking Centers. Peoples shall purchase from Advantage the "Transferred Assets" (as defined in Section 2.1 below), and assume certain liabilities assigned to the financial service offices located at 1640 Carter Avenue, Ashland, Kentucky 41105 and 6601 U.S. 60 West, Summit, Kentucky 41102 (collectively, the "Banking Centers").

                                   ARTICLE II
                       TRANSFER OF ASSETS AND LIABILITIES

      Section 2.1. Transferred Assets.

      (a) As of the "Effective Time" (as defined in Section 3.1 below) and upon the terms and conditions set forth herein, Advantage will sell, assign, transfer, convey and deliver to Peoples, and Peoples will purchase from Advantage, the following assets located at or attributed to the Banking Centers, except as otherwise excluded from sale pursuant to the provisions of paragraph 2.1(b) below (collectively, the "Transferred Assets"):

      (1) all of Advantage's right, title and interest in and to all real estate and improvements thereon and fixtures affixed thereto at the Banking Centers, together with all rights and appurtenances pertaining thereto (the "Real Property");

      (2) all furniture, equipment and other tangible personal property located at the Banking Centers, including any of such items on order at the Closing (the "Personal Property");

      (3) all loans (exclusive of any allowance for loan losses) that are attributable to the Banking Centers, and that are listed on Exhibit 2.1(a) hereto and loans originated at the Banking Centers after the date of this Agreement consistent with Section 7.9, including all documents executed or delivered in connection with each such loan and any and all collateral relating to each such loan and all rights in relation thereto attributable to the Banking Centers at the Closing (collectively, the "Transferred Loans");

      (4) all safe deposit boxes located at the Banking Centers as of the Effective Time and the safe deposit contracts and leases related thereto; and

      (5) all coins and currency located at the Banking Centers as of the Effective Time (the "Coins and Currency").

      (b) The following items shall be excluded from the Transferred Assets (collectively, the "Excluded Assets"):

      (1) Advantage's rights in and to the name "Advantage Bank" and any of Advantage's corporate logos, trademarks, trade names, signs, paper stock forms and other supplies containing any such logos, trademarks or trade names, and all other intellectual property of Advantage;

      (2) any regulatory licenses or any other nonassignable licenses and permits;

      (3)   proprietary software of Advantage or any affiliate of Advantage;

      (4) all rights of Advantage under any service or similar contracts in effect as of the Effective Time with non-affiliated third-party service providers which relate to the operations of the Banking Centers; and

      (5)   other assets not specifically included as Transferred Assets.

      Section 2.2. Purchase Price.

      (a) As consideration for the purchase of the Banking Centers, Peoples shall pay Advantage a purchase price equal to the sum of the following, subject to adjustment as provided in Section 2.2(c):

      (1) the book value (less accumulated depreciation) of the Real Property at the Effective Time;

      (2) the book value (less accumulated depreciation/amortization) of the Personal Property at the Effective Time;

      (3) a premium for the "Deposit Liabilities" (as defined in paragraph 2.3(a) hereof) and franchise value assigned to the Banking Centers equal to 10.21% of such Deposit Liabilities;

      (4) the "Net Book Value" (as defined in paragraph 2.2(d) hereof) of the Transferred Loans as described in Section 2.4 hereof as of the Effective Time;

      (5)   the amount of any pro-rated items properly credited to Advantage;
            and

      (6)   the face amount of the Coins and Currency.

      (b) In addition, Peoples shall assume, as of the Effective Time, all of the duties, obligations and liabilities of Advantage relating to the Deposit Liabilities and to the Real Property and other Transferred Assets accruing or arising on or after the Effective Time. Specifically excluded from the above are:

      (1) liabilities or obligations with respect to any litigation, suits, claims, demands or governmental proceedings arising from any fact, circumstance or event occurring prior to the Effective Time and related to the Banking Centers;

      (2) any and all obligations arising under any contract with a non-affiliated third-party service provider affecting the Banking Centers; and

      (3) any and all obligations arising under any service agreements entered into between Advantage and its affiliates.

      (c) Advantage shall prepare a balance sheet in the form attached hereto as
Exhibit 3.2(b)(13) (the "Pre-Closing Balance Sheet") in accordance with generally accepted accounting principles consistently applied as of a date not earlier than 30 calendar days prior to the Effective Time anticipated by the parties (the "Pre-Closing Balance Sheet Date") reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder. Advantage agrees to pay to Peoples at the Closing (as defined in Section 3.1 hereof), in immediately available funds, the excess amount, if any, of the sum of any prorated items properly credited to Peoples plus the amount of Deposit Liabilities assumed by Peoples pursuant to paragraph 2.2(b) above, as reflected by the Pre-Closing Balance Sheet, over the aggregate purchase price computed in accordance with paragraph 2.2(a) above, as reflected by the Pre-Closing Balance Sheet. Peoples agrees to pay Advantage at the Closing, in immediately available funds, the excess, if any, of the aggregate purchase price computed in accordance with paragraph 2.2(a) above, as reflected by the Pre-Closing Balance Sheet, over the amount of Deposit Liabilities assumed by Peoples pursuant to paragraph 2.2(b) above plus any prorated items properly credited to Peoples, as reflected by the Pre-Closing Balance Sheet. The purchase price, as well as each of the items described in paragraphs 2.2(a) above and all amounts paid at the Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in Section 3.3 hereof).

      (d) The "Net Book Value" of the Transferred Loans is the aggregate principal amount of the Loans, plus accrued and unpaid interest thereon, but such value shall not include any allowance for loan losses or general reserve.

      (e) Advantage and Peoples agree to allocate the purchase price in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Within 90 days after the Closing Date, Peoples shall provide to Advantage Peoples' proposed allocation of the purchase price as finally determined and paid by Peoples hereunder. Within 30 days after the receipt of such allocation, Advantage shall propose to Peoples any changes to such allocation or otherwise shall be deemed to have agreed with such allocation. Advantage and Peoples shall reduce such allocation to writing, including jointly and properly executing completed Internal Revenue Service Form 8594, and any other forms or statements required by the Code, Treasury Regulations or the Internal Revenue Service, together with any and all attachments required to be filed therewith. Advantage and Peoples shall file timely any such forms and statements with the Internal Revenue Service. To the extent consistent with applicable law, Advantage and Peoples shall not file any tax return or other documents or otherwise take any position with respect to taxes which is inconsistent with such allocation of the final purchase price; provided, however, that neither Advantage nor Peoples shall be obligated to litigate any challenge to such allocation of the final purchase price by a governmental authority. Advantage and Peoples shall promptly inform one another of any challenge by any governmental authority to any allocation made pursuant to this paragraph and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

      Section 2.3. Deposit Liabilities.

      (a) "Deposit Liabilities" shall mean all of Advantage's duties, obligations and liabilities relating to the deposit accounts assigned to the Banking Centers as of the Effective Time (including accrued but unpaid or uncredited interest thereon and funds held for payment of taxes and insurance associated with the Transferred Loans).

      (b) Except for those liabilities and obligations specifically assumed by Peoples under paragraph 2.2(b) above, Peoples is not assuming any other liabilities or obligations. Liabilities not assumed include, but are not limited to, the following:

      (1) Advantage's cashier checks, letters of credit, money orders, traveler's checks, interest checks and expense checks issued prior to the Effective Time, consignments of U.S. Government "E" and "EE" bonds and any cash items paid by Advantage and not cleared prior to the Effective Time; and

      (2) individual retirement accounts ("IRAs") which, by their terms, are not subject to assignment, it being understood that all other types of IRA Deposit Liabilities are intended to be transferred.

      (c) Advantage does not represent or warrant that any deposit customers whose accounts are assumed by Peoples will become or continue to be customers of Peoples after the Effective Time.

      (d) Peoples agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Peoples by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal order or draft forms provided by Advantage or by Peoples, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Advantage with respect to the balances due and owing to the depositors whose accounts are assumed by Peoples; provided that Peoples shall not be obligated to honor or pay any item if there are insufficient funds in the customer's account when presented.

      (e) If, after the Effective Time, any depositor, instead of accepting the obligation of Peoples to pay the Deposit Liabilities assumed, shall demand payment from Advantage for all or any part of any such assumed Deposit Liabilities, Advantage shall not be liable or responsible for making any such payment; provided, that if Advantage shall pay the same, Peoples agrees to reimburse Advantage for any such payment, and Advantage shall not be deemed to have made any representations or warranties to Peoples with respect to any such check, draft or withdrawal order and any such representations or warranties implied by law are hereby expressly disclaimed. Advantage and Peoples shall make arrangements to provide for the weekly settlement with immediately available funds by Peoples of checks, drafts, withdrawal orders, returns and other items presented to and paid by Advantage within 60 calendar days after the Effective Time and drawn on or chargeable to accounts that have been assumed by Peoples; provided, however, that Advantage shall be held harmless and indemnified by Peoples for acting in accordance with such arrangements.

      (f) Peoples agrees, at its cost and expense, (i) to notify such depositors, on or before the Effective Time, in a form and on a date mutually acceptable to Advantage and Peoples, of Peoples' assumption of Deposit Liabilities, (ii) to furnish such depositors with checks on the forms of Peoples and with instructions to utilize Peoples' checks and to destroy unused checks, draft and withdrawal order forms of Advantage (if Peoples so elects, Peoples may offer to buy from such depositors their unused Advantage check, draft and withdrawal order forms), (iii) to reissue all valid ATM and debit cards associated with the depositors of assumed Deposit Liabilities, (iv) to replace all line of credit checks with checks on the forms of Peoples with instructions to utilize Peoples' checks and to destroy the unused checks of Advantage, and
(v) to disable and to notify customers of its disabling of all credit card overdraft protection or notify the customers of alternative over-draft protection through a different credit card or line of credit. At its expense, Advantage will prepare and deliver to Peoples two sets of its normal customer mailing labels relating to the Deposit Liabilities. In addition, subsequent to regulatory approval, Advantage will notify its affected customers by letter of the pending assignment of Advantage's Deposit Liabilities to Peoples, which notice shall be at Advantage's cost and expense and shall be in a form mutually agreeable to Advantage and Peoples.

      (g) Peoples agrees to pay promptly to Advantage an amount (the "Refund Amount") equivalent to the amount of any checks, drafts or withdrawal orders credited to any assumed Deposit Liabilities as of the Effective Time that are returned to Advantage after the Effective Time. Notwithstanding the foregoing, the aggregate of all payments made by Peoples pursuant to this Paragraph 2.3(g) where the Refund Amount exceeds the balance of the underlying Deposit Liability account shall not exceed $50,000. Advantage shall have the right to collect any amount for which Peoples is not required to pay Advantage pursuant to this Paragraph 2.3(g).

      (h) As of the Effective Time, Peoples will assume and discharge Advantage's duties and obligations in accordance with the terms and conditions and laws, rules and regulations that apply to the certificates of deposit, accounts and other Deposit Liabilities assumed under this Agreement.

      (i) As of the Effective Time, Peoples will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Advantage's right of access to such records as provided in this Agreement.

      (j) Advantage will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time and will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts through the Effective Time. Advantage will be entitled to impose normal fees and service charges on a per-item basis, but Advantage will not impose periodic fees or blanket charges in connection with such final statements. Peoples will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts after the Effective Time.

      (k) As soon as practicable following the Closing Date, Peoples, at its expense, will notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to the Agreement; provided, however, that Advantage shall have provided Peoples with all information necessary to make such notifications and provided, further, that Advantage may, at its option, notify all such originators (on behalf of Peoples) also at the expense of Peoples. For a period of 180 calendar days beginning on the Effective Time, Advantage will honor all ACH items related to accounts assumed under this Agreement which are mistakenly routed or presented to Advantage. Advantage will make no charge to Peoples for honoring such items, and will electronically transmit such ACH data to Peoples. If Peoples cannot receive an electronic transmission, Advantage will make available to Peoples at Advantage's operations center receiving items from the Automated Clearing House tapes containing such ACH data. Items mistakenly routed or presented after the 180-day period will be returned to the presenting party. Advantage and Peoples shall make arrangements to provide for the daily settlement with immediately available funds by Peoples of any ACH items honored by Advantage, and Advantage shall be held harmless and indemnified by Peoples for acting in accordance with this arrangement to accept ACH items.

      (l) As of the Effective Time, Advantage shall transfer and assign all files, documents and records related to the Deposit Liabilities to Peoples, including such information held in electronic form, and Peoples will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

      Section 2.4. Loans.

      (a) Advantage will transfer to Peoples as of the Effective Time, subject to the terms and conditions of this Agreement, all of Advantage's right, title and interest in (including accrued but unpaid interest and late charges and collateral relating thereto) the Transferred Loans. Such Transferred Loans (as well as any lien or security interest related thereto) shall be transferred by means of a blanket (collective) assignment and not individually (except as may be otherwise required by law).

      (b) Not later than 30 calendar days after the Effective Time, Peoples shall notify Advantage as to its rejection of any of the Transferred Loans (the "Retained Loans"), which rejection may only occur due to a Transferred Loan's non-compliance with Section 5.9 hereof or fraud. If Peoples' exercises its loan put-back option pursuant to this Section 2.4, in preparing the Post-Closing Balance Sheet, Advantage shall either: (i) include as Transferred Loans under this Agreement additional loans ("New Loans") with a Net Book Value that is not less than the Net Book Value of the Retained Loans and that comply with Section 5.9, or (ii) pay Peoples cash in an amount equal to the Net Book Value of the Retained Loans. The New Loans shall be selected by Peoples from a pool of loans compiled by Advantage. Exhibit 2.1(a) hereto shall be adjusted to reflect any such adjustments to the Transferred Loans.

      (c) Advantage and Peoples agree that Peoples will become the beneficiary of credit life insurance written on direct consumer installment loans included in the Transferred Loans and coverage will continue to be the obligation of the current insurer after the Effective Time and for the duration of such insurance as provided under the terms of the policy or certificate. If Peoples becomes the beneficiary of credit life insurance written on direct consumer installment loans included in the Transferred Loans, Advantage and Peoples agree to cooperate in good faith to develop a mutually satisfactory method by which the current insurer will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Effective Time. After the Effective Time, Advantage will promptly deliver to Peoples the proceeds of any credit life insurance relating to Transferred Loans inadvertently received by it. The parties' obligations under this Paragraph 2.4(c) are subject to any restrictions contained in existing insurance contracts as well as applicable laws and regulations.

      (d) In connection with the transfer of any Transferred Loans requiring notice to the borrower, Peoples and Advantage will comply with all notice and reporting requirements of the documents associated with the Transferred Loans or of any law or regulation.

      (e) All Transferred Loans will be transferred without recourse and without any warranties or representations whatsoever (including, without limitation, any representations or warranties as to the enforceability or collectibility of any such Transferred Loans or the creditworthiness of any of the obligors or guarantors thereunder, or the value or adequacy of the collateral associated therewith).

      (f) Peoples will at its expense issue new coupon books or other forms of payment identification for payment of Transferred Loans for which Advantage provides coupon books with instructions to utilize Peoples' coupons or forms and to destroy coupons furnished by Advantage.

      (g) For a period of 90 calendar days after the Effective Time, Advantage will forward to Peoples payments received by Advantage in respect of the Transferred Loans. Advantage shall have the right to return to the borrower any payments received by it subsequent to 90 days after the Effective Time. Advantage shall promptly notify Peoples of any such payments. Peoples shall reimburse Advantage for checks returned on payments forwarded to Peoples.

      (h) As of the Effective Time, Advantage shall transfer and assign all files, documents and records related to the Transferred Loans to Peoples, including such information held in electronic form, and Peoples will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

      (i) If the balance due on any Transferred Loan purchased pursuant to this
Section 2.4 has been reduced by Advantage as a result of a payment by check received prior to the Effective Time, which item is returned after the Effective Time, the asset value represented by the Transferred Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Peoples to Advantage promptly upon demand, provided each such Transferred Loan and its related collateral (if any) have not been impaired or released by Advantage.

      (j) Advantage shall grant to Peoples as of the Effective Time a limited power of attorney, in substantially the form attached hereto as Exhibit 2.4(j) (the "Power of Attorney").

      Section 2.5. Employee Matters.

      (a) Within five calendar days after the execution of this Agreement, Advantage will provide Peoples with a list of the employees employed by Advantage at the Banking Centers to whom Peoples may make an offer of employment. Peoples is not obligated to hire any such employee but will have the option to interview all such employees and make offers of employment to those employees it selects. Each offer of employment made by Peoples will be subject to the Closing. At least five business days prior to the Closing, Peoples will provide Advantage with a list of employees to whom Peoples has made an offer of employment that has been accepted to be effective on the Closing Date (the "Hired Employees"). Effective immediately before the Closing, Advantage will terminate the employment or accept the resignation of all of the Hired Employees. Peoples shall inform Advantage promptly of the identities of those employees of Advantage to whom Peoples will not make employment offers, and Advantage shall comply with the WARN Act, if applicable, as to those employees.

      (b) From the date of this Agreement and for a period of twelve months after the Closing, Advantage shall not solicit the continued employment of any Hired Employee or any other employee of Peoples that is employed at a Peoples office that is located within a 50 mile radius of either of the Banking Centers. From the date of this Agreement and for a period of twelve months after the Closing, Peoples shall not solicit any employee of Advantage that works at an Advantage office that is located within a 50 mile radius of the Banking Centers.

      (c) It is understood and agreed that (i) Peoples' option to extend offers of employment as set forth in this Section 2.5 shall not constitute any commitment, contract or understanding (express or implied) of any obligation on the part of Peoples to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Peoples may establish pursuant to individual offers of employment, and (ii) employment offered by Peoples is "at will" and may be terminated by Peoples or by a Hired Employee at any time for any reason (subject to any written commitments to the contrary made by Peoples or a Hired Employee and legal restrictions). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Peoples to terminate, reassign, promote or demote any of the Hired Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Hired Employees.

      (d) Peoples shall reimburse Advantage for Advantage's payment to each employee who is employed by Advantage at the Banking Centers immediately prior to the Effective Time and who does not become a Hired Employee, of: (i) severance, calculated in accordance with this Paragraph 2.5(d), and (ii) one month of health insurance. The severance payment shall equal one full month's salary or part-time compensation, plus an additional full month's salary or part-time compensation for each three years of service as an employee of Advantage or its affiliates. The maximum aggregate severance payment for each employee shall be equal to six months' salary. Each employee who receives a severance payment must execute an agreement releasing all claims such employee may have against Advantage, Peoples or their affiliates. In addition, Peoples shall provide Peoples' standard on-site outplacement services for each such employee.

      (e) Advantage shall be responsible for (i) the payment of all wages and other remuneration due to its employees with respect to their services as employees of Advantage through the close of business on the Closing Date; (ii) the provision of health plan continuation coverage to the extent required by COBRA; and (iii) any and all payments to employees required under the WARN Act based on the termination of their employment with Advantage.

      (f) Peoples shall honor the scheduled vacation time of employees of Advantage who are Hired Employees in respect of the calendar year in which the Closing occurs. Peoples shall not be responsible for the payment of any remuneration due to employees of Advantage for unused vacation pay earned prior to the Closing Date.

      (g) The interests of Hired Employees under Advantage's Code Section 401(k) plan which are vested as of the Closing Date shall not be forfeited based on the Closing and Peoples shall assume no responsibility or liability for the payment of benefits accrued under any such plan.

      (h) The base salary for each Hired Employee shall not be less than the base salary provided by Advantage immediately prior to the Effective Time, subject to changes due to employment classification. With respect to Peoples' qualified plans, the Hired Employees will be treated as new hires; however, Hired Employees will immediately participate in welfare benefit plans maintained by Peoples without regard to pre-existing conditions or waiting periods, if and to the extent that such Hired Employees are participating in Advantage's welfare benefit plans immediately prior to the Closing Date. Hired Employees will be required to satisfy the deductible and employee payments (if any) required by Peoples' plans. Hired Employees shall receive full credit for prior service with Advantage for purposes of determining their participation and benefit accrual under Peoples' vacation and sick leave policies. Hired Employees will be eligible for severance benefits consistent with Peoples' severance policies or plans, provided that all service with Advantage shall be taken into account in determining benefits under Peoples' severance policies or plans.

      (i) Advantage and Peoples each with respect to its respective plans, programs and policies described in this Section 2.5 shall give any notices required by applicable law and take whatever other actions as may be necessary to carry out the arrangements described in this Section 2.5.

      (j) If any of the arrangements described in this Section 2.5 are determined by the Internal Revenue Service or any other governmental authority to be prohibited by law, Advantage and Peoples shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

      (k) Except as instructed by any Hired Employee consistent with Advantage's customary policies and practices, Advantage will not make any transfer of pension or other employee benefit plan assets to Peoples.

      (l) Except as provided in Section 2.5(k) above, Peoples shall not have any responsibility, liability or obligation to any current or former employees of Advantage, their beneficiaries or to any other person, with respect to any employee plans (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension).

      (m) Advantage shall not have any liability with respect to any Hired Employee or other employee, contractor or service provider of or for Peoples arising out of or relating to any services provided to Peoples.

      Section 2.6. Records and Data Processing, etc.

      (a) As of the Effective Time, Peoples shall become responsible for maintaining the files, documents and records referred to in this Agreement. Peoples will preserve and hold them in safekeeping as required by applicable law and sound banking practice for the joint benefit of Advantage and Peoples. After the Effective Time, Peoples will permit Advantage and its representatives, for reasonable cause, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce any such files, documents or records as Advantage deems reasonably necessary and to have similar access to such records and Advantage's former employees for purposes of preparation of records and reports (including regulatory and tax reports and returns) and as Advantage requires in connection with third party litigation.

      (b) As of the Effective Time, Advantage will permit Peoples and its representatives, for reasonable cause, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce files, documents or records retained by Advantage regarding the assets and liabilities transferred under this Agreement as Peoples deems reasonably necessary.

      (c) For a period of 90 days after the Effective Time, the party providing copies of records shall do so without charge; thereafter, it may charge its customary rate for such copies.

      (d) It is understood that certain of Advantage's records, including certificates of deposit, may be available only in electronic form or in the form of photocopies, film copies or other non-original and non-paper media.

      (e) After the execution of this Agreement, Advantage will work with Peoples to prepare mutually satisfactory schedules of Transferred Assets and contracts to be sold hereunder.

      Section 2.7. Security and Insurance. As of the Effective Time, Peoples shall be solely responsible for the security of and insurance on all persons and property located in or about the Banking Centers.

      Section 2.8. Taxes and Fees; Proration of Certain Expenses.

      (a) Peoples shall not be responsible for, or have any liability with respect to, taxes on any income to Advantage arising out of this transaction. Peoples shall not be responsible for any income tax liability of Advantage arising from the business or operations of the Banking Centers before the Effective Time, and Advantage shall not be responsible for any tax liabilities of Peoples arising from the business or operations of the Banking Centers after the Effective Time. Utility payments, telephone charges, real property taxes, personal property taxes, lease payments, salaries, deposit insurance premiums or assessments, maintenance items, other ordinary operating expenses of the Banking Centers and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time. To the extent any such item has been prepaid by Advantage for a period extending beyond the Effective Time and has been transferred or credited to the benefit of Peoples, there shall be a proportionate monetary adjustment in favor of Advantage. Peoples shall be responsible for the payment of any non-delinquent assessments. Real estate taxes shall be prorated on a calendar year basis, based upon the current valuation, maximum allowable discount and other applicable exemptions. Advantage will remain responsible for all real property taxes due and payable for any period prior to the Effective Time. The real property tax proration as of the Effective Time shall be final.

      (b) Advantage and Peoples shall each be responsible for their own costs with respect to the preparation and filing of any tax returns, as well as the preparation, review and analysis of the allocation statements and any forms or statements prepared in connection with the allocation of the final purchase price.

      Section 2.9. Title to Real Property.

      (a) Advantage agrees to deliver to Peoples as soon as reasonably possible, copies of all title information in possession of Advantage, including, but not limited to, title insurance policies, attorneys' opinions on titles, surveys, covenants, deeds and easements relating to the Real Property. Such delivery shall constitute no warranty by Advantage as to the accuracy or completeness thereof or that Peoples is entitled to rely thereon.

      (b) Peoples shall have the right to obtain, at Peoples' sole cost and expense:

      (1) a title insurance commitment from a title insurance company selected by Peoples and an owner's policy of title insurance insuring Peoples' title to the Real Property and related easements and rights appurtenant thereto for the price associated with the land and buildings specified in Section 2.2(a)(1); and

      (2) a survey as is required by the title insurer to remove the survey exception in the title insurance policy, to be conducted by a surveyor selected by Peoples.

      (c) Peoples agrees to notify Advantage, in writing within 45 calendar days after the date of this Agreement, of any mortgages, pledges, material liens, encumbrances, reservations, tenancies, encroachments, overlaps or other title exceptions, survey objections, or zoning or similar land use violations (excluding legal but nonconforming uses) or material engineering or structural problems related to the Real Property to which Peoples reasonably objects (the "Title Defects"). If Peoples does not notify Advantage of Title Defects within such time period, Peoples shall be deemed to have waived its rights under this
Section 2.9. Peoples agrees that Title Defects shall not include real property taxes not yet due and payable, legal highways, zoning ordinances or easements, restrictions, tenancies, survey matters or other title matters, and rights of way which do not materially interfere with the use of the Real Property as such facility is currently utilized ("Permitted Encumbrances"; the term "Permitted Encumbrances" shall also include any title defects, deficiencies, exceptions or encumbrances to which Peoples fails to object within said 45-day period, or to which Peoples objects within said 45-day period but which Advantage does not correct and which Peoples accepts.) For a period of 30 days after Advantage's receipt of such notice of Title Defects from Peoples, Advantage shall make a good faith effort to correct any such Title Defects to Peoples' reasonable satisfaction; provided, however, that Advantage shall not be obligated to bring any lawsuit or make any payments of money (except payments of not more than $50,000 in the aggregate for all liens that Advantage does not dispute in good faith) to cure a Title Defect. If Advantage is unable or unwilling to cure any such Title Defects to Peoples' reasonable satisfaction, Advantage may retain the Real Property with the Title Defect and adjust the purchase price set forth in
Section 2.2 accordingly, or it may lease such Real Property to Peoples pursuant to Paragraph 2.9(e) below.

      (d) Peoples shall have the right to request that the title insurance company update title matters up to 10 business days prior to the Closing Date for any changes which may have arisen between the date of the original title search and the Closing Date. If such update indicates that any Title Defects have been placed of record since the date of Peoples' original title search, and Peoples reasonably objects thereto in writing, then Advantage shall make a good faith effort to cure any such Title Defect to Peoples' reasonable satisfaction; provided that Advantage shall not be obligated to bring any lawsuit or make any payments of money (except payments of not more than $50,000 to pay liens that Advantage does not dispute in good faith) to cure a Title Defect. If Advantage is unable or unwilling to cure any such Title Defects to Peoples' reasonable satisfaction, Advantage may retain the Real Property with the Title Defect and adjust the purchase price set forth in Section 2.2 accordingly, or it may lease such Real Property to Peoples pursuant to Paragraph 2.9(e) below.

      (e) In the event that Advantage is unable to cure a Title Defect prior to Closing, Advantage may elect to lease the Real Property affected by the Title Defect to Peoples at a reasonable rent, based on a valuation of such Real Property at its purchase price under Paragraph 2.2(a) of this Agreement, for a term of one year. If Peoples leases any Real Property under this Paragraph 2.9(e) and if, following the Closing and at any time during the term of such lease, Advantage cures the unacceptable Title Defect, Advantage shall promptly sell and convey the Real Property to Peoples, upon the terms specified in this Agreement (provided, however, for this purpose, book value, which shall not include the cost of curing of the Title Defect, and appropriate expense and tax prorations shall be computed as of the actual conveyance date), whereupon such lease shall terminate. If Advantage is unable to cure a Title Defect during the term of the lease, Peoples may renew the lease for an additional one-year term, in its sole discretion, upon 30 days' prior notice to Advantage.

      Section 2.10. Environmental Matters.

      (a) Advantage agrees to deliver to Peoples as soon as reasonably possible, upon Peoples' request, copies of all environmental studies, reports and audits in Advantage's possession related to the Banking Centers.

      (b) Peoples shall have the right, but not the obligation, at its sole cost and expense, to cause such investigations and tests to be made as it deems necessary to determine whether there has been any soil, surface water, groundwater or building space contamination on or under the Real Property; provided, however, that without the prior written consent of Advantage, which consent will not unreasonably be withheld, and execution of a satisfactory property access agreement, Peoples shall not conduct subsurface testing, any ground water monitoring or install any test well or undertake any other investigation which requires a permit or license from, or the reporting of the investigation or the results thereof to, a local or state environmental regulatory authority or the United States Environmental Protection Agency. Advantage shall provide reasonable assistance to Peoples and/or its agents or contractors in their evaluation and testing of the Real Property and Advantage shall provide Peoples and/or its agents or contractors access to pertinent records and documents. Advantage authorizes Peoples and/or its agents or contractors to contact governmental agencies regarding the environmental status of the Real Property. Peoples agrees to notify Advantage, in writing within 45 calendar days after the date of this Agreement, of the results of any such investigations or tests and of any objections to any material adverse environmental condition ("Environmental Condition") that impacts the Banking Centers. If Peoples does not notify Advantage of any Environmental Condition within such time period, Peoples shall be deemed to have waived its rights under this Section 2.10. For a period of 30 days after Advantage's receipt of such notice of Environmental Conditions from Peoples, Advantage shall make a good faith effort to correct any such Environmental Conditions to Peoples' reasonable satisfaction; provided, however, that Advantage shall not be obligated to bring any lawsuit or make any payments of money (except payments of not more than $50,000 in the aggregate) to cure an Environmental Condition. If Advantage is unable or unwilling to cure any such Environmental Conditions to Peoples' reasonable satisfaction, Advantage may retain the Real Property with the Environmental Condition and adjust the purchase price set forth in Section 2.2 accordingly, or it may lease such Real Property to Peoples pursuant to Paragraph 2.10(c) below.

      (c) In the event that Advantage is unable to cure an Environmental Condition prior to Closing, Advantage may elect to lease the Real Property affected by the Environmental Condition to Peoples at a reasonable rent, based on a valuation of such Real Property at its purchase price under Paragraph 2.2(a) of this Agreement, for a term of one year. If Peoples leases any Real Property under this Paragraph 2.10(c) and if, following the Closing and at any time during the term of such lease, Advantage cures the unacceptable Environmental Condition, Advantage shall promptly sell and convey the Real Property to Peoples, upon the terms specified in this Agreement (provided, however, for this purpose, book value, which shall not include the cost of curing the Environmental Condition, and appropriate expense and tax prorations shall be computed as of the actual conveyance date), whereupon such lease shall terminate. If Advantage is unable to cure an Environmental Condition during the term of the lease, Peoples may renew the lease for an additional one-year term, in its sole discretion, upon 30 days' prior notice to Advantage.

      Section 2.11. Safe Deposit Business.

      (a) As of the Effective Time, Peoples will assume and discharge Advantage's obligations with respect to the safe deposit box business at the Real Property in accordance with the terms and conditions of contracts or rental agreements related to such business, and Peoples will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them.

      (b) As of the Effective Time, Advantage shall transfer, assign and deliver to Peoples the records related to such safe deposit box business, and Peoples shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Real Property.

      (c) Safe deposit box rental payments collected by Advantage before the Effective Time shall be prorated as of the Effective Time.

                                   ARTICLE III
                           CLOSING AND EFFECTIVE TIME

      Section 3.1. Effective Time.

      (a) The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing") to be held at the offices of Advantage in Cambridge, Ohio, at 10:00 a.m., local time, or at such other time, place and manner as the parties shall mutually agree, on a date to be mutually agreed upon between the parties, which date shall be after the receipt of all necessary approvals by regulatory agencies and after all statutory waiting periods have expired and no later than the nine-month anniversary of the date of this Agreement. The effective time (the "Effective Time") shall be 5:00 p.m., local time, on the day on which the Closing occurs (the "Closing Date").

      (b) Advantage and Peoples may agree to conduct the Closing by exchanging executed and original documents by overnight courier service for delivery on the Closing Date. In this case, all Closing documents shall be held in escrow by the parties' counsel pending their receipt of confirmation that all Closing documents have been received and are satisfactory, respectively, and that the parties' wire transfer(s) of funds required under this Agreement have been received and credited to their designated account(s). Upon the parties' receipt of such confirmation(s), respectively, such Closing documents shall be released from escrow by such counsel and the Closing shall be deemed to have been consummated.

      Section 3.2. Closing.

      (a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

      (b) At the Closing, subject to all the terms and conditions of this Agreement, Advantage shall execute and deliver to Peoples or, in the case of items (5), (6), (8), (9) and (10), make reasonably available to Peoples:

      (1) limited warranty deeds in recordable form executed by Advantage transferring Advantage's title to the Real Property, subject to the Permitted Encumbrances and any other such matters that are shown on the title commitment to be provided to Peoples hereunder, in and to the Real Property to Peoples in substantially the form attached hereto as Exhibit 3.2(b)(1);

      (2) a Bill of Sale, in substantially the form attached hereto as Exhibit 3.2(b)(2) (the "Bill of Sale"), transferring to Peoples all of Advantage's interest in the Transferred Loans;

      (3) an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 3.2(b)(3) (the "Assignment and Assumption Agreement"), assigning Advantage's interest in the Deposit Liabilities;

      (4) consents from third persons that are required to effect the assignments set forth in the Assignment and Assumption Agreement;

      (5)   Advantage's files and records related to the Transferred Loans;

      (6) Advantage's records related to the Deposit Liabilities assumed by Peoples;

      (7) immediately available funds in the net amount shown as owing to Peoples by Advantage on the Closing Statement (as defined below), if any;

      (8)   the Coins and Currency;

      (9) such of the other assets to be purchased as shall be capable of physical delivery;

      (10) Advantage's keys to the safe deposit boxes and Advantage's records related to the safe deposit boxes at the Banking Centers;

      (11) a certificate of a proper officer of Advantage, dated as of the Closing Date, certifying to the fulfillment of all conditions which are the obligation of Advantage and that all of the representations and warranties of Advantage set forth in this Agreement remain true and correct in all material respects as of Effective Time;

      (12) a copy of the resolution of the Board of Directors of Advantage, or the Executive Committee of Advantage, approving the sale contemplated herein;

      (13) a Closing Statement using amounts shown on the Pre-Closing Balance Sheet, substantially in the form attached hereto as Exhibit 3.2(b)(13) (the "Closing Statement");

      (14) an affidavit of Advantage certifying that Advantage is not a "foreign person" as defined in the federal Foreign Investment in Real Property Tax Act of 1980;

      (15)  the Limited Power of Attorney;

      (16) such title insurance affidavits as may be reasonably required by the title insurance company (such affidavits shall not include indemnities unless necessary to obtain title insurance coverage for a Title Defect); and

      (17) such certificates and other documents as Peoples and its counsel may reasonably require to evidence receipt by Advantage of all necessary regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement.

It is understood that the items listed in items (5), (6), (8), (9) and (10) shall be transferred at the Banking Centers immediately after the Banking Centers has closed for business on the Closing Date.

      (c) At the Closing, subject to all the terms and conditions of this Agreement, Peoples shall execute and deliver to Advantage:

      (1)   the Assignment and Assumption Agreement;

      (2) a certificate and receipt acknowledging the delivery and receipt of possession of the Assets and records referred to in this Agreement;

      (3) immediately available funds in the net amount shown as owing to Advantage by Peoples on the Closing Statement, if any;

      (4) a certificate of a proper officer of Peoples, dated as of the Closing Date, certifying to the fulfillment of all conditions which are the obligation of Peoples and that all of the representations and warranties of Peoples set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

      (5) a copy of the resolution of the Board of Directors of Peoples, or the Executive Committee of Peoples, approving the purchase contemplated herein; and

      (6) such certificates and other documents as Advantage and its counsel may reasonably require to evidence the receipt by Peoples of all necessary regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement.

      (d) All instruments, agreements and certificates described in this Section
3.2 shall be in form and substance reasonably satisfactory to the parties' respective legal counsel.

      Section 3.3. Post-Closing Adjustments.

      (a) Not later than 30 days after the Effective Time (the "Post-Closing Balance Sheet Delivery Date"), Advantage shall deliver to Peoples a balance sheet dated as of the Effective Time and prepared in accordance with generally accepted accounting principles consistently applied reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder in the form attached hereto as Exhibit 3.2(b)(13) (the "Post-Closing Balance Sheet"), including, but not limited to, the specific items described in paragraphs 2.2(a)(1) through (4) above, as adjusted, together with a copy of Advantage's calculation of the adjusted purchase price and amounts payable thereunder. Notwithstanding the foregoing, the portion of the purchase price attributable to the Real Property shall be adjusted only in the manner and to the extent described in Paragraphs 2.9(b), 2.10(b) and 7.10(a) of this Agreement. Additionally, Advantage shall deliver to Peoples a final list of the Transferred Loans purchased, individually identified by account number. Advantage shall afford Peoples and its accountants and attorneys the opportunity to review all work papers and documentation used by Advantage in preparing the Post-Closing Balance Sheet. Within 15 days following the Post-Closing Balance Sheet Delivery Date (the "Adjustment Payment Date"), Advantage and Peoples shall meet at the offices of Advantage, in Cambridge, Ohio, or such other location as may be mutually agreed, to effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet and resulting changes in the purchase price, together with interest thereon computed from the Effective Time to the Adjustment Payment Date at the applicable Federal Funds Rate (as hereinafter defined).

      (b) In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other on such Adjustment Payment Date all amounts other than those as to which a dispute exists, and the disputed amounts shall be submitted to Crowe Chizek and Company LLC or any other mutually acceptable independent certified public accountant (the "Neutral Auditor") within ten (10) days after the Adjustment Payment Date. Each party hereto agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne pro rata by Advantage and Peoples in proportion to the allocation of the dollar amount of the disputed amounts between Advantage and Peoples made by the Neutral Auditor such that the party with whom the Neutral Auditor, in the aggregate, agrees more closely pays a lesser proportion of the fees and expenses. The Neutral Auditor shall act as an arbitrator to determine, based solely on the provisions of this
Section 3.3 and the presentations by Advantage and Peoples, and not by independent review, only the resolution of the disputed amounts. The Neutral Auditor's resolution of such disputed amounts, which for each of the disputed amounts shall be within the range of values of the amount claimed by either party as to any of the disputed amounts, shall be made within thirty (30) days of the submission of the disputed amounts thereto, shall be set forth in a written statement delivered to Advantage and Peoples and shall be deemed to be mutually agreed upon by Advantage and Peoples for all purposes of this Agreement. Any disputed amounts retained by a party which are later found to be due to the other party by the Neutral Auditor shall be paid to such other party promptly with interest thereon from the Effective Time to the date paid at the applicable Federal Funds Rate.

      (c) The Federal Funds Rate shall be the mean of the high and low rates quoted for Federal Funds in the Money Rates column of The Wall Street Journal adjusted as such mean may increase or decrease during the period between the Effective Time and the date paid.

                                   ARTICLE IV
                                 INDEMNIFICATION

      Section 4.1. Advantage's Indemnification of Peoples. Subject to any limitations in paragraph 5.9(e) or otherwise contained in this Agreement, Advantage shall indemnify, hold harmless and defend Peoples from and against (a) any breach by Advantage of any representation or warranty contained herein, and
(b) all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, arising out of any actions, suits or proceedings commenced prior to the Effective Time (other than proceedings to prevent or limit the consummation of this transaction) relating to Advantage's operations at the Banking Centers; and, except as otherwise provided in this Agreement, Advantage shall further indemnify, hold harmless, and defend Peoples from and against all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable, and operating expenses (including salaries, rents and utility charges) incurred by Advantage, prior to the Effective Time and which are claimed or demanded on or after the Effective Time, or which arise out of any actions, suits or proceedings commenced on or after the Effective Time and which relate to Advantage's operations or transactions at the Banking Centers prior to the Effective Time.

      Section 4.2. Peoples' Indemnification of Advantage. Peoples shall indemnify, hold harmless, and defend Advantage from and against (a) any breach by Peoples of any representation or warranty contained herein and (b) all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable, and operating expenses (including salaries, rents and utility charges), which Advantage may receive, suffer or incur in connection with operations and transactions occurring after the Effective Time and which involve the Banking Centers, the Transferred Assets, or the liabilities assumed by Peoples pursuant to this Agreement.

      Section 4.3. Claims for Indemnity.

      (a) A claim for indemnity under Section 4.1 or 4.2 of this Agreement may be made by the claiming party at any time prior to 24 months after the Effective Time, by the giving of written notice thereof to the other party. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within, the prescribed period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such period shall cease and no indemnity shall be made therefor.

      (b) In the event that any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 4.1 or 4.2 hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within five calendar days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party's approval will be implied if it does not respond within ten calendar days of its receipt of the notice of such settlement offer).

      Section 4.4. Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Article IV, no indemnification shall be required to be made by either party until the aggregate amount of all such claims by a party exceeds $150,000. Once such aggregate amount exceeds $150,000, such party shall thereupon be entitled to indemnification for all amounts in excess of such $150,000. IN ADDITION, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS ARTICLE IV FOR ANY CONSEQUENTIAL LIABILITY, DAMAGE OR LOSS THE INDEMNIFIED PARTY MAY SUFFER AS THE RESULT OF ANY DEMAND, CLAIM OR LAWSUIT.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF ADVANTAGE

      Except as otherwise specifically herein provided, and except as specifically disclosed to Peoples in writing prior to the date hereof, or as otherwise disclosed as described in the particular Sections of this Article V, Advantage hereby represents and warrants to Peoples as of the date of this Agreement and as of the Effective Time:

      Section 5.1. Corporate Organization. Advantage is a state commercial bank duly organized, validly existing and in good standing under the laws of the State of Ohio. Advantage has the corporate power and authority to carry on its business as currently conducted and to effect the transactions contemplated herein.

      Section 5.2. No Violation. The Banking Centers have been operated in all material respects in accordance with applicable laws, rules and regulations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (i) Advantage's articles of incorporation or bylaws; (ii) any material provision of any material agreement or any other material restriction of any kind to which Advantage is a party or by which Advantage is bound; (iii) any material statute, law, decree, regulation or order of any governmental authority; or (iv) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Advantage is a party.

      Section 5.3. Corporate Authority. Prior to the Closing Date, the consummation of the transactions contemplated herein will have been duly authorized by the Board of Directors of Advantage, or the Executive Committee of Advantage. No further corporate authorization is necessary for Advantage to consummate the transactions contemplated hereunder.

      Section 5.4. Enforceable Agreement. This Agreement has been duly executed and delivered by Advantage and is the legal, valid and binding agreement of Advantage, enforceable in accordance with its terms.

      Section 5.5. No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Advantage and Peoples, and there has been no participation or intervention by any other person, firm or corporation employed or engaged by or on behalf of Advantage in such a manner as to give rise to any valid claim against Advantage or Peoples for a brokerage commission, finder's fee or like commission, except for Capital Market Securities, Inc.

      Section 5.6. Real Property. Advantage makes the following additional representations regarding the Real Property:

      (a) Except as specifically set forth herein, Advantage has no knowledge of any condemnation proceedings pending against the Real Property.

      (b) Except as specifically set forth herein, Advantage has not entered into any agreement regarding the Real Property, and to Advantage's knowledge the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, which would materially affect or limit Peoples' use and enjoyment of the Real Property or which would materially limit or restrict Advantage's right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

      (c) To Advantage's knowledge, (i) no fact or condition exists which would result in the permanent termination or material impairment of access to the Real Property from adjoining public streets or highways or in the permanent discontinuance of necessary utilities services to the Real Property, and (ii) all sanitation, plumbing, refuse disposal, and similar facilities servicing the Banking Centers are in material compliance with applicable governmental regulations.

      (d) No complaints have been received by Advantage that Advantage is in violation of applicable building, zoning, platting, subdivision, use, safety, building or similar laws, ordinances, regulations and restrictions with respect to the Banking Centers. To Advantage's knowledge, there are no special or general assessments pending against or affecting the Real Property and, to Advantage's knowledge, no public improvements have been recently made which would cause special or general assessments to be assessed against the Real Property. Except for any encroachment which does not materially affect the use or value of the premises: (i) to Advantage's knowledge, there is no encroachment upon the Real Property from any buildings or improvements, if any, located on the adjacent property; and (ii) to Advantage's knowledge, there is no encroachment by the Real Property upon any adjacent property or upon any easements with respect to the adjacent property. There are no leases or other agreements by which any person possesses or has a right to possess all or any portion of the Real Property other than those described in this Agreement or exhibits to this Agreement. To Advantage's knowledge, and except as disclosed by title insurance binder or by survey, there is no violation of any applicable building restriction or restrictive covenant. To Advantage's knowledge, the Real Property is adequately serviced by all utilities necessary for effective operation as presently used for a financial institution office.

      Section 5.7. Condition of Property. Except as may be otherwise specifically set forth in this Agreement, the Real Property to be purchased by Peoples hereunder is sold "AS IS, WHERE IS," with no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement.

      Section 5.8. Employees. No employee located in the Banking Centers is a party to any collective bargaining, employment, severance, termination, or change of control agreement or represented by a labor organization of any type other than Advantage's established terms of employment and severance policies. Advantage is unaware of any efforts during the past three years to unionize or organize the employees of the Banking Centers. Exhibit 5.8 sets forth a true and correct list of any and all bonus or incentive or other compensation arrangements or commitments, other than benefits plans applicable to all Advantage employees, for the employees of the Banking Centers individually or as a group. Peoples agrees to keep such information in confidence. None of the employees of the Banking Centers is a party to any employment contract, formal or informal, oral or written, or represented under any collective bargaining agreement relating to employment with Advantage.

      Section 5.9. Loans.

      (a) Each Transferred Loan was made in the ordinary course of business, has been properly executed by the parties thereto, represents the valid and binding obligation of the obligor, enforceable by the holder thereof in accordance with its terms, is free from any material defenses, contains customary enforcement provisions such that the rights and remedies of the holder thereof are adequate for enforcement of such loan, and, unless approved by Advantage and documented in its files, no material provision of such loan has been waived.

      (b) Each Transferred Loan (such term to include, for purposes of this paragraph, the principal documents relating in any way to such loan, including notes, mortgages, security instruments and guarantees) complies and has been administered in all material respects with all requirements of applicable Federal, state and local laws and regulations.

      (c) Each Transferred Loan that is secured by collateral is secured by a perfected mortgage or security interest in the collateral in favor of Advantage as mortgagee or secured party. No collateral has been released from the lien granted to Advantage, unless approved by Advantage and documented in its files.

      (d) None of the Transferred Loans:

            (1)   is a construction loan;

            (2)   has been part of a bankruptcy or foreclosure action;

            (3)   has been 60 days past due during the past 18 months; or

            (4) has been 30 days past due three or more times during the last 12 months.

      (e) Peoples' sole remedy for a breach of the representations and warranties in this Section 5.9 shall be to reject the applicable loan in accordance with paragraph 2.4(b).

      Section 5.10. Environmental Matters. Except as previously disclosed to Peoples in writing or as disclosed in the environmental studies, reports and audits delivered to Peoples pursuant to Section 2.10 or as disclosed by investigations and tests performed by Peoples pursuant to Section 2.10, to the actual knowledge of the executive officers of Advantage, and without any investigation by such officers:

      (a) The Banking Centers are, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or any other governmental authority relating to the protection of the environment.

      (b) The Banking Centers are free of friable asbestos except to the extent properly sealed or encapsulated in compliance with all applicable Environmental Laws (as defined below).

      (c) During Advantage's ownership and operation, no part of the Banking Centers have been used for the manufacture, handling, storage or disposal of Hazardous Substances, except in compliance with Environmental Laws.

      (d) Except as disclosed in writing to Peoples, the Banking Centers do not contain, nor to the knowledge of Advantage, have ever contained, an "underground storage tank" as that term is defined in the Federal Hazardous and Solid Waste Amendments of 1984 to the Resource Conservation and Recovery Act.

      (e) There is no action, suit, investigation, inquiry, or other proceeding, ruling, order or citation involving Advantage, pending, threatened or previously asserted as a result of any actual or alleged failure to comply with any requirement of any Environmental Laws with respect to the Banking Centers.

      (f) Advantage has not received notice that, with respect to any of the Banking Centers, Advantage is an "owner" or "operator" of a "facility" as those terms are defined in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A. Section 9601 ("CERCLA").

For purposes of this Section 5.10, "Hazardous Substances" has the meaning defined in Section 9601 of CERCLA; and "Environmental Laws" mean all laws, ordinances, rules and regulations that: (i) regulate waste management, including the containment, storage, handing, transportation, disposal, or management of Hazardous Substances; (ii) regulate or prescribe requirements for air, water or soil quality; (iii) protect the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substances.

      Section 5.11. Deposit Liabilities. No selection procedures believed to be adverse to Peoples have been utilized by Advantage in selecting the Deposit Liabilities. The Deposit Liabilities are insured by the FDIC to the fullest extent permitted by federal law and no action is pending or has been threatened by the FDIC against Advantage with respect to the termination of such insurance. To Advantage's knowledge, the Deposit Liabilities (i) are in all respects genuine and enforceable obligations of Advantage and have been acquired and maintained in full compliance with all applicable laws, including (but not limited to) the Truth in Savings Act and regulations promulgated thereunder;
(ii) were acquired in the ordinary course of Advantage's business; and (iii) are not subject to any claims with respect to such Deposit Liabilities that are superior to the rights of persons shown on the records delivered to Peoples indicating the owners of the Deposit Liabilities other than claims against such owners of the Deposit Liabilities, such as state and federal tax liens, garnishments, and other judgment claims, which have matured or may mature into claims against the respective Deposit Liabilities.

      Section 5.12. Books, Records, Documentation, etc. The books and records of the Banking Centers are correct, accurate and complete, in all material respects, have been maintained in a consistent and a customary manner, and are in material compliance with all applicable federal and state laws and regulations and customary banking practices. The deposit- and lending-related forms, notices, statements and related documentation, as well as Advantage's policies, procedures and practices with respect thereto, used at the Banking Centers comply in all material respects with applicable federal and state laws and regulations and customary banking practices.

      Section 5.13. Litigation. There are no actions, causes of action, claims, suits or proceedings, pending or, to Advantage's knowledge, threatened, against Advantage relating to the Banking Centers or materially affecting the Banking Centers, whether at law, in equity or before or by a governmental department, commission, board, bureau, agency or instrumentality. For purposes of this section, claims will be considered to materially affect the Banking Centers if the aggregate amount of such claims exceeds $10,000.

      Section 5.14. Tax Matters. Advantage has complied with the requirements of the Internal Revenue Service regarding taxpayer identification number certification, interest information reporting and backup withholding of interest payable in connection with Deposit Liabilities. Advantage has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it in connection with the operation of the Banking Centers, and paid all taxes owed by it, including those with respect to withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns or assessments received by it are delinquent. Advantage has paid all taxes which it is required to withhold from amounts owing to employees, creditors, holders of Deposit Liabilities, or other third parties. For all completed years, Advantage has duly and timely sent to each holder of Deposit Liabilities a Form 1099 (or a substitute form permitted by law) relating to interest, earnings or dividends paid on such accounts for those periods.

      Section 5.15. Limitation and Survival of Representations and Warranties. EXCEPT AS MAY BE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT, ADVANTAGE MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WITH REGARD TO ANY ASSET BEING TRANSFERRED TO PEOPLES OR ANY LIABILITY OR OBLIGATION BEING ASSUMED BY PEOPLES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES WITH RESPECT TO MERCHANTABILITY, FITNESS, TITLE, ENFORCEABILITY, COLLECTIBILITY, DOCUMENTATION OR FREEDOM FROM LIENS OR ENCUMBRANCES (IN WHOLE OR IN PART).

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF PEOPLES

      Except as otherwise specifically herein provided, Peoples hereby represents and warrants to Advantage as follows:

      Section 6.1. Corporate Organization. Peoples is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Peoples has the corporate power and authority to carry on the business being acquired, to assume the liabilities being transferred, and to effect the transactions contemplated herein.

      Section 6.2. No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (i) the articles of association or bylaws of Peoples;
(ii) any material provision of any material agreement or any other material restriction of any kind to which Peoples is a party or by which Peoples is bound; (iii) any material statute, law, decree, regulation or order of any governmental authority; or (iv) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Peoples is a party.

      Section 6.3. Corporate Authority. Prior to the Closing Date, the consummation of the transactions contemplated herein will have been duly authorized by the Board of Directors of Peoples, or the Executive Committee of Peoples. No further corporate authorization on the part of Peoples is necessary to consummate the transactions contemplated hereunder.

      Section 6.4. Enforceable Agreement. This Agreement has been duly executed and delivered by Peoples and is the legal, valid and binding agreement of Peoples, enforceable in accordance with its terms.

      Section 6.5. No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Peoples and Advantage and there has been no participation or intervention by any other person, firm or corporation employed or engaged by or on behalf of Peoples in such a manner as to give rise to any valid claim against Advantage or Peoples for a brokerage commission, finder's fee or like commission.

      Section 6.6. Litigation. There are no actions, causes of action, claims, suits or proceedings, pending or, to Peoples' knowledge, threatened, by or against or affecting Peoples in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

      Section 6.7. Survival of Representations and Warranties. The foregoing representations and warranties shall survive the Effective Time for a period of 12 months.

                                   ARTICLE VII
            OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

      Section 7.1. Full Access. Advantage shall afford to the officers and authorized representatives of Peoples, upon prior notice and subject to Advantage's normal security requirements, access to the properties, books and records pertaining to the Banking Centers, specifically including but not limited to all books and records relating to the Deposit Liabilities, the loans attributable to the Banking Centers and the Real Property, in order that Peoples may have full opportunity to make reasonable investigations and to engage in operational planning, at reasonable times, without interfering with the normal business and operations of the Banking Centers or the affairs of Advantage relating to the Banking Centers. Advantage will cooperate with Peoples to the extent reasonably requested and legally permissible to provide Peoples with information about employees and a means to meet with employees; provided, however, that Peoples shall not extend any offers of employment or otherwise announce or notify the Employees of Peoples' intentions regarding the Employees who will be offered employment by Peoples until after receipt of all necessary regulatory approvals of the transactions contemplated by this Agreement. The officers of Advantage shall furnish Peoples with two standard sets of such additional financial and operating data and other information as to its business and properties at the Banking Centers, or where otherwise located, as Peoples may, from time to time, reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect this transaction. Any additional copies of such information shall be produced and provided at Peoples' expense. Nothing in this
Section 7.1 shall require Advantage to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. Records, including credit information relating to the Transferred Loans, will be made available for review by Peoples no later than 30 calendar days after the execution of this Agreement. It is understood that certain of Advantage's records may be available only in the form of photocopies, film copies, or other non-original and non-paper media.

      Section 7.2. Delivery of Magnetic Media Records. Advantage shall prepare or cause to be prepared at its expense and make available to Peoples at Advantage's data processing center or other reasonably convenient location magnetic media records in field format as soon as possible and in any event not later than 60 calendar days after the execution of this Agreement and further shall make available to Peoples such records updated monthly and as of the Closing Date, which records shall contain the information related to the items described in paragraphs 3.2(b)(5) and (6) above. Such updated records shall be made available at such time after the Closing Date as agreed to by the parties.

      Section 7.3. Application for Approval. As soon as practicable following the execution of this Agreement, Peoples shall prepare and file applications required by law with the appropriate regulatory authorities for approval to purchase and assume the aforesaid assets and liabilities and to effect in all other respects the transactions contemplated herein. Peoples agrees to process such applications in a diligent manner and on a priority basis and to provide Advantage promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use its best efforts to obtain all necessary regulatory approvals. On the date hereof, Peoples knows of no reason why such applications should not receive all such approvals. Peoples shall promptly notify Advantage upon receipt by Peoples of notification that any application provided for hereunder has been accepted or denied. Advantage shall provide such assistance and information to Peoples as shall be reasonably necessary for Peoples to comply with the requirements of the applicable regulatory authorities. Advantage and Peoples acknowledge that time is of the essence in respect of fulfilling the obligations under this Section 7.3.

      Section 7.4. Conduct of Business; Maintenance of Properties. From the date hereof until the Effective Time, Advantage covenants that it will:

      (a) carry on, or cause to be carried on, the business of the Banking Centers substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact its current business organization and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be retained at the Banking Centers; provided, however, that Advantage need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Banking Centers;

      (b) cooperate with and assist Peoples in assuring the orderly transition of the business of the Banking Centers to Peoples from Advantage; and

      (c) maintain the Real Property in its current condition, ordinary wear and tear excepted.

      Section 7.5. No Solicitation by Advantage.

      (a) For a period of 18 months after the Closing Date, Advantage will take reasonable measures to insure that it does not directly solicit or target the customers of the Banking Centers who are associated with the Deposit Liabilities and/or Transferred Loans to transfer all or part of their deposit or loan business from the Banking Centers to Advantage. For a period of 24 months after the Closing Date, Advantage will not establish any new branch facility or install any automated teller machine at any location within the Huntington-Ashland standard metropolitan statistical area ("SMSA"); provided, however, that this restriction will not apply to any branch existing as of the date of this Agreement nor prohibit Advantage from acquiring a branch facility or automated teller machine as part of an acquisition of another financial institution or holding company that has at least 85% of its total deposits attributed to branch offices located outside of the Huntington-Ashland SMSA nor prevent Advantage from operating an office to "work out" the loans retained by Advantage.

      (b) In order to facilitate Advantage's compliance with the restrictions in this Section 7.5, Peoples will give prompt notice to Advantage of any mailing or other form of marketing that it determines is not consistent with such restrictions.

      Section 7.6. Further Actions. Subject to the terms and conditions of this Agreement, each of Advantage and Peoples agrees to use its reasonable best efforts in good faith to satisfy all conditions to this Agreement and to cause the consummation of the transactions contemplated by this Agreement, and to take, or cause to be taken, all necessary actions and to execute all additional documents, agreements and instruments that may be reasonably required, in the opinion of counsel for Advantage and counsel for Peoples, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable. Included in such actions shall be the execution and delivery of additional powers of attorney and such other documents and instruments as shall be prepared and reasonably requested by Peoples to transfer the Transferred Loans and all collateral related thereto. Such assistance will be provided to Peoples without costs for Advantage's personnel for a period of at least 12 months after the Closing Date.

      Section 7.7. Fees and Expenses. Subject to the provisions of Section 10.3 and except as provided in this Section 7.7, Peoples shall be responsible for the costs of all title examinations, surveys, environmental investigation costs, its own attorneys' and accountants' fees and expenses, recording costs, transfer fees, sales and use and other transfer taxes, regulatory applications and other expenses arising in connection therewith as well as all costs and expenses associated with the transfer or perfection of any security interests or liens securing Transferred Loans transferred hereunder. Advantage shall pay the costs of real estate transfer charges. Advantage shall be responsible for its own attorneys' and accountants' fees and expenses related to this transaction, including, without limitation, fees owed to Capital Market Securities, Inc. Advantage shall make no charge to Peoples for Advantage's personnel assigned to transition matters hereunder.

      Section 7.8. Breaches with Third Parties. If the assignment of any material claim, contract, license or commitment (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Peoples or Advantage thereunder, then such assignment is hereby made subject to such consent or approval being obtained.

      Section 7.9. Operations. Notwithstanding the foregoing, between the date of this Agreement and the Effective Time, and except as may be otherwise required by regulatory authority, Advantage shall not without the prior consent of Peoples, which consent shall not be unreasonably withheld:

      (a) cause the Banking Centers to engage or participate in any material transaction or incur or sustain any obligation which is material to its business, condition or operation;

      (b) cause the Banking Centers to transfer to Advantage's other operations any material amount of Transferred Assets, except for (i) supplies, if any, which have a unique function in Advantage's business and ordinarily would not be useful to Peoples, (ii) cash and other normal intrabank transfers which may be transferred in the ordinary course of business in accordance with normal banking practices and (iii) signs, or those parts thereof, bearing Advantage's name and/or logo;

      (c) except in the ordinary course of business at the unsolicited request of depositors (i) cause the Banking Centers to transfer to Advantage's other operations any Deposit Liabilities or (ii) cause any of Advantage's other operations to transfer to the Banking Centers any Deposit Liabilities;

      (d) enter into or amend any continuing contract (other than Deposit Liabilities and loans) relating exclusively to the Banking Centers, which cannot be terminated without cause and without payment of any amounts as a penalty, bonus, premium or other compensation for termination, or which is not made in the ordinary course of business;

      (e) undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with customers and with employees employed at the Banking Centers, unless such actions are required or permitted by this Agreement;

      (f) increase the compensation of any employee of the Banking Centers, or promote any of the employees, except where any such action is pursuant to and consistent with customary procedures and policies of Advantage;

      (g) make any material change to its customary policies for setting rates on deposits offered at the Banking Centers;

      (h) amend or modify any of its promotional, deposit account, or loan practices at the Banking Centers other than amendments or modifications in the ordinary course of business in accordance with amendments or modifications undertaken at Advantage's financial service offices other than the Banking Centers. Advantage shall underwrite and administer the Transferred Loans in accordance with its past standards and practices and in accordance with applicable laws and regulations;

      (i) enter into any employment, severance, termination, or change in control contracts or understandings with the Banking Centers employees;

      (j) reduce the service charges on any deposit product or fee-based product (e.g. money orders, cashier's checks) unless such reduction is implemented generally in Advantage's other branches;

      (k) lease any space in the Banking Centers,

      (l) until the Effective Time, fail to maintain and update its general ledger on a basis consistent with its past accounting practices; or

      (m) undertake any actions which would result in a Title Defect or fail to take any action to remove or cure a Title Defect caused by Advantage after the date hereof.

      Section 7.10. Destruction and Condemnation.

      (a) If any of the Banking Centers are damaged or destroyed or condemned between the date hereof and the Closing Date, Advantage shall make a good faith effort to correct any such damage to Peoples' reasonable satisfaction; provided, however, that Advantage shall not be obligated to make any payments of money (except payments of not more than $50,000 in the aggregate) to repair or replace the damage. If Advantage is unable or unwilling to cure any such damage to Peoples' reasonable satisfaction, Advantage may retain the damaged Transferred Asset and adjust the purchase price set forth in Section 2.2 accordingly, or, if the damage relates to Real Property and such Real Property can still be used, Advantage may lease such Real Property to Peoples pursuant to Paragraph 7.10(b) below.

      (b) In the event that Advantage is unable to repair the damage to the Real Property prior to Closing, Advantage may elect to lease the damaged Real Property to Peoples at a reasonable rent, based on a valuation of such Real Property at its purchase price under Paragraph 2.2(a) of this Agreement, for a term of one year. If Peoples leases any Real Property under this Paragraph 7.10(b) and if, following the Closing and at any time during the term of such lease, Advantage cures the unacceptable damage, Advantage shall promptly sell and convey the Real Property to Peoples, upon the terms specified in this Agreement (provided, however, for this purpose, book value, which shall not include the cost of curing the damage, and appropriate expense and tax prorations shall be computed as of the actual conveyance date), whereupon such lease shall terminate. If Advantage is unable to cure the damage during the term of the lease, Peoples may renew the lease for an additional one-year term, in its sole discretion, upon 30 days' prior notice to Advantage.

      Section 7.11. Insurance. As of the Effective Time, Advantage will discontinue its insurance coverage maintained in connection with the Banking Centers and the activities conducted thereon. Peoples shall be responsible for all insurance protection for the Banking Centers' premises and the activities conducted thereon immediately following the Effective Time. Advantage shall bear the risk of loss until the Effective Time.

      Section 7.12. Public Announcements. Advantage and Peoples agree that from the date hereof, neither shall make any public announcement or public comment, regarding this Agreement or the transactions contemplated herein, without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment. Further, Advantage and Peoples acknowledge the sensitivity of this transaction to the employees at the Banking Centers and no announcements or communications with the public or such employees shall be made without the prior approval of Advantage until the Effective Time.

      Section 7.13. Tax Reporting. Advantage shall comply with all tax reporting obligations in connection with Transferred Assets and liabilities on or before the Effective Time and Peoples shall comply with all tax reporting obligations with respect to the Transferred Assets and liabilities after the Effective Time. Peoples shall prepare all Form 1099s, 1098s, IRA tax forms and any other applicable tax forms for the Deposit Liabilities for the year in which the Closing occurs; provided that Advantage shall make available to Peoples the histories and other necessary information in an appropriate format for Peoples to prepare such Form 1099s, 1098s, IRA tax forms and any other applicable tax forms.

      Section 7.14. Transitional Matters. Advantage shall use its best efforts to cooperate with Peoples to assure an orderly transition of ownership of the Transferred Assets and Transferred Loans and responsibility for the liabilities, including the Deposit Liabilities, assumed by Peoples hereunder. As soon as practicable following the date of this Agreement, but in no event later than 30 calendar days after the date of this Agreement, Peoples shall provide Advantage with a draft of a detailed transition plan covering operational aspects of the transition, including methods for the transmission of data and records. If Advantage does not accept any part or all of such plan, it must notify Peoples in writing within 15 calendar days after receiving such draft transition plan from Peoples, whereupon the parties agree to use their best efforts to agree upon a mutually acceptable transition plan as soon as possible, but in no event later than 60 calendar days after the date of this Agreement. Advantage shall use its best efforts to cooperate fully with Peoples in implementing such transition plan.

      Section 7.15. No Solicitation by Peoples. Prior to the Effective Time, Peoples shall not knowingly solicit, either directly or indirectly, any of the deposit or loan customers of Advantage to become customers of Peoples or any of its subsidiaries or affiliates, provided that a general solicitation by Peoples which is not specifically targeted to customers of Advantage shall not be deemed to be a breach of this Section. For purposes hereof, "knowingly" shall mean the actual knowledge of Peoples and its directors, officers, employees and agents who are aware of the existence of this Agreement and the prohibition set forth in this Section 7.15. In addition to any other remedies available to Peoples at law or in equity, if any breach by Peoples of this Section 7.15 results in the transfer of any Deposit Liabilities from Advantage to Peoples, then the amount of the Deposit Liabilities so transferred shall be included in the total amount of Deposit Liabilities for purposes of calculating the deposit premium under
Section 2.2(a)(3) hereof.

                                  ARTICLE VIII
                       CONDITIONS TO PEOPLES' OBLIGATIONS

      The obligation of Peoples to complete the transactions contemplated in this Agreement is conditioned upon fulfillment, on or before the Closing Date, of each of the following conditions:

      Section 8.1. Representations and Warranties True. The representations and warranties made by Advantage in this Agreement shall be true in all material respects on and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Peoples.

      Section 8.2. Obligations Performed. Advantage shall (a) deliver or make available to Peoples those items required by Section 3.2 hereof, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

      Section 8.3. No Adverse Litigation. As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Advantage which is reasonably likely to (a) materially and adversely affect the business, properties and assets of the Banking Centers, or (b) materially and adversely affect the transactions contemplated hereunder.

      Section 8.4. Regulatory Approval.

      (a) Peoples shall have received all necessary regulatory approvals of the transactions contemplated by this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

      (b) Such approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Peoples.

      Section 8.5 Minimum Deposit Liabilities. The amount of the Deposit Liabilities shall not be less than $59,662,685.

                                   ARTICLE IX
                      CONDITIONS TO ADVANTAGE'S OBLIGATIONS

      The obligation of Advantage to complete the transactions contemplated in this Agreement is conditioned upon fulfillment, on or before the Closing Date, of each of the following conditions:

      Section 9.1. Representations and Warranties True. The representations and warranties made by Peoples in this Agreement shall be true in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Advantage.

      Section 9.2. Obligations Performed. Peoples shall (a) deliver to Advantage those items required by Section 3.2 hereof, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

      Section 9.3. No Adverse Litigation. As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Peoples which might materially and adversely affect the transactions contemplated hereunder.

      Section 9.4. Regulatory Approval.

      (a) Advantage shall have received from the appropriate regulatory authorities approval of the transactions contemplated by this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

      (b) Such approvals or Peoples' corresponding regulatory approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Advantage.

                                    ARTICLE X
                                   TERMINATION

      Section 10.1. Methods of Termination. This Agreement may be terminated in any of the following ways:

      (a) by either Peoples or Advantage, in writing five calendar days in advance of such termination, if the Closing has not occurred by the nine-month anniversary of the date of this Agreement;

      (b) at any time on or prior to the Effective Time by the mutual consent in writing of Advantage and Peoples;

      (c) by Advantage in writing if the conditions set forth in Article IX of this Agreement shall not have been met by Peoples or waived in writing by Advantage prior to the Closing Date;

      (d) by Peoples in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by Advantage or waived in writing by Peoples prior to the Closing Date;

      (e) any time prior to the Effective Time, by Peoples or Advantage in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 30 calendar days after the giving of notice to the breaching party of such breach or the Effective Time; provided, however, that there shall be no cure period in connection with any breach of Section 7.3 hereof, so long as such breach by Peoples was not caused by any action or inaction of Advantage, and Advantage may terminate this Agreement immediately if regulatory applications are not filed within 30 calendar days after the date of this Agreement as provided in that section; or

      (f) by Advantage in writing at any time after any applicable regulatory authority has denied approval of any application of Peoples for approval of the transactions contemplated herein.

      Section 10.2. Procedure Upon Termination. In the event of termination pursuant to Section 10.1 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

      (a) each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications or summaries thereof, relating to this transaction, whether obtained before or after the execution hereof, to the other party;

      (b) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons; and

      (c) each party will pay its own expenses.

      Section 10.3. Payment of Expenses. Should the transactions contemplated herein not be consummated because of a party's breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

      Section 11.1. Amendment and Modification. The parties hereto, by mutual consent, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

      Section 11.2. Waiver or Extension. Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein.

      Section 11.3. Assignment. This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other.

      Section 11.4. Confidentiality. Peoples and Advantage agree that any confidentiality agreements between Peoples and Advantage shall survive the execution hereof and the consummation of the transactions contemplated herein.

      Section 11.5. Addresses for Notices, Etc. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) deposited in the United States Mail if sent by registered or certified mail, return receipt requested, (c) sent by telecopier (with electronic confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other party):

         If to Advantage, to:             Advantage Bank
                                          6901 Glenn Highway
                                          Cambridge, Ohio  43725
                                          Attn:  Richard C. Baylor
                                          Facsimile Number:  (740) 435-2021

         with a copy to:                  Michael D. Martz, Esq.
                                          Vorys, Sater, Seymour and Pease LLP
                                          52 East Gay Street
                                          Columbus, Ohio  43215
                                          Facsimile Number:  (614) 719-4841

         If to Peoples, to:               Peoples Bank, National Association
                                          138 Putnam Street
                                          P.O. Box 738
                                          Marietta, Ohio 45750-0738
                                          Attn:  Charles R. Hunsaker, Esq.
                                          Facsimile Number:  (740) 376-7277

         with a copy to:                  Peoples Bank, National Association
                                          138 Putnam Street
                                          P.O. Box 738
                                          Marietta, Ohio 45750-0738
                                          Attn:  Mark F. Bradley, President
                                          Facsimile Number:  (740) 376-7288

      Section 11.6. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 11.7. Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part thereof.

      Section 11.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

      Section 11.9. Sole Agreement. Except for any confidentiality agreements between Peoples and Advantage which shall remain in effect in accordance with
Section 11.4, this Agreement and the exhibits and attachments hereto represent the sole agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

      Section 11.10. Parties In Interest. Nothing in this Agreement, express or implied, expressly including, without limiting the generality of the foregoing in any way, the provisions of Section 2.5 hereof, is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

      Section 11.11. Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Agreement shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Agreement shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Cambridge, Ohio.

                  [Remainder of page intentionally left blank;
                         signatures on following page.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                    ADVANTAGE BANK

                    By:/s/ Richard C. Baylor
                       -------------------------------------------

                    Printed Name:  Richard C. Baylor
                    Title: Chief Executive Officer and President

                    PEOPLES BANK, NATIONAL ASSOCIATION

                    By:/s/ John W. Conlon
                       -------------------------------------------
                    Printed Name:  John W. Conlon
                    Title: Chief Financial Officer

                        [EXHIBITS INTENTIONALLY OMITTED]